Exhibit 10.12

THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AND RULE 24b-2, UNDER THE SECURITIES EXCHANGE ACT OF 1934. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

REPRESENTATION AGREEMENT

This document sets forth the terms of the Agreement between UltraStrip Systems, Inc. and its Subsidiaries, (individually and collectively "Client") and George
R. Sterner, ("Consultant"). The effective date of this Agreement shall be December 1, 2005, and will extend through November 30, 2006. Thereafter, the contract will automatically be extended for one year increments unless terminated by either party. This Agreement may be terminated by either party upon 30 days prior written notice.

SCOPE OF SERVICES

The scope of the work to be performed under this Agreement is to provide general government relations and strategic planning services as developed from time to time by Consultant and the principals of Client. The focus of these Services may include referrals for sale of the Client products and services or "Transactions" (defined as the sale or acquisition of businesses, assets or technologies of the Client)

COMPENSATION

(1) Sales Commission

      Commission is earned on each sale transaction, by UltraStrip Systems, Inc. and its Subsidiaries, produced by the Consultant through either direct introduction or substantial influence due to the Consultant's career history or other personal influence, at the rate of *** of the Client's invoice to the Customer when the invoice is collected. The Client will reimburse the Consultant for customary business expenses upon presentation of appropriately documented expense vouchers. The initial contact being pursued by the Client in association with the services of the Consultant is *** which is registered herein as the prospect of the Consultant. Specific registration with the Client, of contacts and prospects, acceptable to both parties, will be maintained to document the focus of marketing efforts and commissions earned.

(2) Stock Options

      The Consultant will be granted options to purchase 1,000,000 shares Common Stock of UltraStrip Systems, Inc. @ $1.00 per share. The term of these options expires in five years from the date of grant. This Option grant vests 500,000 shares immediately with the remaining balance vesting on the first anniversary of this Agreement unless the Agreement is terminated prior to the first anniversary by either party.

(3) Transactions

      Upon the closing and collection of an initial funding Transaction, produced by the Consultant through either direct introduction or substantial influence due to the

Consultant's career history or other personal influence, on behalf of UltraStrip Systems, Inc. and its Subsidiaries the Client will pay the Consultant *** commission. Upon the closing of a Transaction in the minimum amount of ***, or; upon approval of the UltraStrip Systems, Inc. Board of Directors, the Company will grant to the Consultant Options to purchase *** shares of the Company's Common stock at an exercise price of market value at the date of grant, vesting ***, unless terminated earlier under provisions herein,. Term of these options is ***.

WORK LOCATION

The Consultant may operate from Vienna, Virginia or such other place as may be mutually agreed upon by the parties.

RELATIONSHIP WITH OUTSIDE COMPANIES

The Consultant may operate within existing employment arrangements and commitments devoting time to the Company's interests as necessary to achieve the result described by this Agreement.

MISCELLANEOUS

(1) Consultant will maintain accurate records of all expenses incurred on behalf of Client and, during the term of this Agreement and for one year thereafter. Client may examine such records upon reasonable notice and during normal business hours. This does not include Consultant salary data, overhead or other internal Consultant costs or non-billable expenses.

(2) Consultant acknowledges his responsibility, both during and after the term of this Agreement, to use all reasonable efforts to preserve the confidentiality of any proprietary information of Client, or data developed by Consultant on behalf of Client, except as required by law. It is understood that Consultant is not responsible for the acts of Client or representations made by Client upon which Consultant relies in providing services under this Agreement.

(3) In the event that Consultant or any party acting on behalf of Consultant (a "Consultant Party") receives a subpoena or summons requesting that the Consultant Party produce documents or records concerning this matter, the Consultant Party will immediately notify Client. Client may, within the time permitted for the Consultant Party to respond to any such requests, initiate such legal action seeking a protective order or other relief as Client deems appropriate to protect information from disclosure. If Client takes no action within the time permitted for the Consultant Party to respond or if Client's actions do not result in a judicial order preventing the Consultant Party from supplying or disclosing the requested information or testifying, the Consultant Party may comply with the request. Client agrees to reimburse and pay the Consultant Party for all costs and expenses incurred by the Consultant Party in connection with any such summons or subpoenas, including reasonable attorney's fees and time spent by Consultant's personnel, billed at their regular rates.

(4) Consultant may not engage in any activities, directly or indirectly, that promotes competition with the Client for a period of 24 months after termination of this agreement.

(5) If disputes related to payment of fees or expenses occur and result in legal fees or costs for Consultant, Client will pay legal fees and costs incurred by Consultant in connection with the collection of fees and/or expenses.

(6) Client agrees that during the term of this Agreement and for a period of one year after its termination, Client will not solicit or hire any employee of Consultant, either directly or indirectly, without written authorization of Consultant.

(7) This Agreement represents the entire Agreement of the parties and may be amended only by a writing signed by all parties. Any changes, amendments or modifications to the terms hereof shall in writing signed by both parties. It shall be governed by and construed in accordance with the laws of the State of Virginia.

ACCEPTED:
ULTRASTRIP SYSTEMS, INC. AND                     GEORGE R. STERNER
ITS SUBSIDIARIES

___________________________                      ____________________________
James C. Rushing III
Chief Financial Officer

Date: November 30, 2005                          Date: November 30, 2005